UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013 (January 15, 2013)

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South James M. Campbell Blvd. Columbia, TN	38401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (931) 380-2265

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2013, the boards of directors of Community First, Inc. (the “Company”), and of its wholly owned bank subsidiary, Community First Bank & Trust (the “Bank”) met and appointed Martin Maguire to each of the boards of directors of the Company and the Bank to fill vacancies created by the death of Fred C. White. In accordance with the bylaws of the Company and the bylaws of the Bank, Mr. Maguire will serve as a director until the next annual meeting of shareholders or until his successor is elected and qualified. Mr. Maguire was also appointed to the Audit Committee of the Company and several other committees of the Bank.

Mr. Maguire is a licensed CPA in Tennessee and is a partner of Brown & Maguire CPAs, PLLC. He is a member of the Tennessee Society of CPAs, and The American Institute of Certified Public Accountants. Mr. Maguire also serves on the board of directors of a local non-profit organization and as treasurer for his church. Mr. Maguire is a graduate of Southern Illinois University with a bachelor’s degree in Accounting. He has over 14 years’ experience in both public accounting and industry and has worked in both regional and national accounting firms. In addition, Mr. Maguire previously served as Chief Financial Officer of a mid-sized general contractor.

There are no arrangements or understandings between Mr. Maguire and any other persons pursuant to which he was selected as a director. Additionally, there are no related party transactions involving Mr. Maguire and the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)) in connection with his appointment described above. Mr. Maguire will receive compensation in accordance with the Company’s existing compensation arrangements for non-employee directors. Such compensation is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2012, and currently includes a mixture of a cash retainer and fees for board membership, committee membership and committee chairmanship. Mr. Maguire will also be eligible to receive equity-based awards issued under the Company’s equity incentive plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.

By:	/s/ Jon Thompson
Name:	Jon Thompson
Title:	Chief Financial Officer

Date: January 17, 2013